Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
Raphael Gross
203-682-8253
investorrelations@carrols.com

Carrols Restaurant Group, Inc. Reports Financial Results for the Fourth Quarter and Full Year 2021
SYRACUSE, N.Y. – (GLOBE NEWSWIRE) – February 24, 2022 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST), the largest BURGER KING® franchisee in the United States, today reported its financial results for the fourth quarter and full year ended January 2, 2022.
Highlights for the 13-Week Fourth Quarter of 2021 versus the 14-Week Fourth Quarter of 2020 include:
•Total restaurant sales were $416.1 million in the fourth quarter of 2021. Total restaurant sales were $420.5 million in the prior year quarter, which included a $28.4 million contribution from the 14th week in the fourth quarter of 2020;
•Comparable restaurant sales for the Company's Burger King® restaurants increased 7.4% (October +5.0%, November +9.7%, December +8.3%);
•Comparable restaurant sales for the Company’s Popeyes® restaurants increased 1.0%;
•Adjusted EBITDA(1) totaled $13.9 million compared to $31.8 million in the prior year quarter, which included an estimated $5.3 million contribution from the 14th week in the fourth quarter of 2020;
•Adjusted Restaurant-Level EBITDA(1) totaled $34.2 million compared to $51.9 million in the prior year quarter, which included an estimated $6.3 million contribution from the 14th week in the fourth quarter of 2020;
•Net Loss was $16.4 million, or $0.33 per diluted share, compared to Net Loss of $18.6 million, or $0.37 per diluted share, in the prior year quarter;
•Adjusted Net Loss(1) was $7.5 million, or $0.15 per diluted share, compared to Adjusted Net Loss of five thousand dollars, or $0.00 per diluted share, in the prior year quarter; and
•Free Cash Flow(2) of $8.8 million compared to $9.4 million in the prior year quarter.

Highlights for the 52-Week Full Year 2021 versus the 53-Week Full Year 2020 include:
•Total restaurant sales were $1,652.4 million in the full year of 2021. Total restaurant sales were $1,547.5 million in the prior year, which included a $28.4 million contribution from the 53rd week in 2020;
•Comparable restaurant sales for the Company's Burger King® restaurants increased 9.1%;
•Comparable restaurant sales for the Company’s Popeyes® restaurants decreased 1.9%;
•Adjusted EBITDA(1) totaled $81.6 million compared to $107.9 million in the prior year, which included an estimated $5.3 million contribution from the 53rd week in 2020;
•Adjusted Restaurant-Level EBITDA(1) totaled $157.0 million compared to $181.6 million in the prior year, which included an estimated $6.3 million contribution from the 53rd week in 2020;
•Net Loss was $43.0 million, or $0.86 per diluted share, compared to Net Loss of $29.5 million, or $0.58 per diluted share, in the prior year;
•Adjusted Net Loss(1) was $21.3 million, or $0.43 per diluted share, compared to Adjusted Net Loss of $3.7 million, or $0.07 per diluted share, in the prior year; and
•Free Cash Flow(2) of $22.9 million compared to $56.1 million in the prior year.
(1)Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss) are non-GAAP financial measures. Refer to the definitions and reconciliation of these measures to net income (loss) or to income (loss) from operations in the tables at the end of this release.
(2)Free Cash flow is a non-GAAP financial measure. Refer to the definition and reconciliation of this measure in the tables at the end of this release.
Management Commentary

Daniel T. Accordino, Chairman, Chief Executive Officer and President of Carrols, commented, “Our 7.4% quarterly increase in Burger King comparable restaurant sales was driven by an average check growth of 12.1%, inclusive of menu price increases and lower promotional activity which was partially offset by a traffic decline of 4.2%. Delivery rose to 5.0% of total restaurant sales during the fourth quarter of 2021, up from 3.5% in the year-ago period, and contributed to our average check growth. On a calendar comparison basis, we exceeded the Burger King U.S. system for comparable restaurant sales growth by approximately 600 basis points during the fourth quarter of 2021, extending our track record of outperforming the system to 22 of the last 24 quarters. This was accomplished through both menu price actions and by maintaining normal operating hours despite severe labor constraints.”

Accordino continued, “Despite our top-line growth, inflationary challenges meaningfully impacted our profitability metrics. Commodity costs and team member average hourly wage costs both increased in the mid-teens on a percentage basis compared to the same period last year. However, these cost components sequentially remained relatively stable as a percentage of net sales comparing the third quarter to the fourth quarter in 2021. Due to recent and future anticipated pricing actions, continued menu and promotional activity optimization, and a potentially easing of cost pressures on a year-over-year basis, we believe that we will able to claw back a portion of the margin erosion experienced in 2021 in the back half of 2022.”

Accordino concluded, “We remain focused on disciplined capital allocation while maintaining substantial liquidity, which we believe has served us well in this challenging business environment. At present, we intend to use free cash flow generated by our business primarily to reduce debt levels and strengthen our balance sheet. In 2021, our net capital expenditure spend was approximately $48 million. In 2022, we expect to spend a similar amount which is reflective of the construction supply chain delays we have been experiencing.”

Fourth Quarter 2021 Financial Results

Total restaurant sales were $416.1 million in the fourth quarter of 2021, which was a 13-week period, compared to $420.5 million in the fourth quarter of 2020, which was a 14-week period. Total restaurants sales were $28.4 million for the 14th week in the fourth quarter of 2020.

Comparable restaurant sales for the Company’s Burger King restaurants increased 7.4% compared to a 0.9% decrease in the prior year quarter. Comparable restaurant sales for the Company’s Burger King restaurants increased 7.0% compared to the fourth quarter of 2019.

Restaurant sales for the Company’s Popeyes restaurants, which represented 4.8% of total restaurant sales in the fourth quarter of 2021, increased on a comparable restaurant sales basis by 1.0% compared to the fourth quarter of 2020. Staffing challenges during evening operating hours this past quarter impacted Popeyes comparable restaurant sales. On a calendar comparison basis, the Company outperformed the Popeyes U.S. system in comparable restaurant sales in the fourth quarter of 2021 by approximately 300 basis points. Comparable restaurant sales for the Company’s Popeyes restaurants decreased 12.6% compared to the fourth quarter of 2019.

Adjusted Restaurant-Level EBITDA(1) was $34.2 million in the fourth quarter of 2021 compared to $51.9 million in the prior year period. Adjusted Restaurant-Level EBITDA margin declined to 8.2% of restaurant sales from 12.3% in the fourth quarter of 2020, reflecting higher food, beverage and packaging costs, higher wage and related expenses, and higher other restaurant operating expenses. The hourly cost and availability of labor remain a challenge for the restaurant industry and the Company. Supply chain cost pressures also continue to adversely impact the Company’s margins although we believe such costs are stabilizing.

General and administrative expenses decreased to $22.4 million in the fourth quarter of 2021 from $24.2 million in the prior year period.

Adjusted EBITDA(1) was $13.9 million in the fourth quarter of 2021 compared to $31.8 million in the fourth quarter of 2020. Adjusted EBITDA margin decreased to 3.3% of total restaurant sales from 7.6% due to the factors discussed above.

Loss from operations was $10.0 million in the fourth quarter of 2021 compared to income from operations of $1.6 million in the prior year quarter.

Interest expense increased to $7.4 million in the fourth quarter of 2021 from $7.1 million in the fourth quarter of 2020.

Net Loss was $16.4 million in the fourth quarter of 2021, or $0.33 per diluted share, compared to a Net Loss of $18.6 million, or $0.37 per diluted share, in the prior year quarter. Net Loss in the fourth quarter of 2021 included a $1.1 million gain related to the sale of certain litigation claims, additional insurance recoveries from previous property damage at our restaurants of $0.2 million and a loss on disposal of assets of $0.3 million. Net Loss in the fourth quarter of 2020 included a gain of $0.4 million related to adjustments to insurance recoveries from previous property damage at our restaurants and a loss on disposal of assets of $0.5 million.

Adjusted Net Loss(1) was $7.5 million, or $0.15 per diluted share in the fourth quarter of 2021, compared to an Adjusted Net Loss of five thousand dollars, or $0.00 per diluted share, in the prior year quarter.

Balance Sheet Update

The Company ended the fourth quarter of 2021 with cash and cash equivalents of $29.2 million, and long-term debt (including current portion) and finance lease liabilities of $478.2 million. There were no outstanding revolving credit borrowings under the Company’s $215.0 million revolving credit facility and $9.0 million of letters of credit issued under such facility, leaving $206.0 million of availability under its revolving credit facility as of January 2, 2022. Including the cash balance, the Company had $235.1 million of available liquidity at the end of the fourth quarter of 2021. As of February 23, 2022, the Company had $25.0 million of outstanding borrowings on its revolving credit facility which is expected to be fully repaid as the Company enters its stronger seasonal periods.

Paulo Pena Appointed Chief Executive Officer

On February 22, 2022, Carrols Board of Directors named Paulo Pena as Chief Executive Officer and President, effective April 1, 2022. Mr. Pena succeeds Daniel T. Accordino, who, as previously announced, will retire at that time from his role as Chairman, Chief Executive Officer and President after a 50-year career with the Company. Mr. Accordino will remain available to assist Mr. Pena in an advisory capacity to ensure a successful transition of leadership. David S. Harris, a member of the Carrols Board since 2012 and its Lead Independent Director, will assume the role of Non-Executive Chairman effective April 1, 2022.

Conference Call Today

Daniel T. Accordino, Chairman, Chief Executive Officer and President, and Anthony E. Hull, Chief Financial Officer, will host a conference call to discuss fourth quarter and full year 2021 financial results at 8:00 a.m. (ET).

The conference call can be accessed live over the telephone by dialing 201-493-6725. A replay will be available three hours after the call and can be accessed by dialing 412-317-6671; the passcode is 13726339. The replay will be available until Thursday, March 3, 2022. Investors and interested parties may listen to a webcast of this conference call by visiting the Investor Relations page of the Company’s website located at www.carrols.com. The press release and related presentation slides will be accessible via the same website page prior to the scheduled call.

About the Company

Carrols is one of the largest restaurant franchisees in North America. It is the largest BURGER KING® franchisee in the United States, currently operating 1,028 BURGER KING® restaurants in 23 states as well as 65 POPEYES® restaurants in seven states. Carrols has operated BURGER KING® restaurants since 1976 and POPEYES® restaurants since 2019. For more information, please visit the Company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties, including without limitation the impact of COVID-19 on Carrols’ business, as included in Carrols’ filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	(unaudited)
	Three Months Ended (a)		Twelve Months Ended (a)
	January 2, 2022	January 3, 2021	January 2, 2022	January 3, 2021
Restaurant sales	$416,133	$420,530	$1,652,370	$1,547,502
Costs and expenses:
Food, beverage and packaging costs	128,368	123,880	499,685	452,738
Restaurant wages and related expenses	141,392	135,624	549,933	498,127
Restaurant rent expense	31,206	29,470	122,662	118,444
Other restaurant operating expenses	64,494	63,285	257,774	236,059
Advertising expense	16,506	16,454	65,433	60,735
General and administrative expenses (b) (c)	22,384	24,243	83,660	84,051
Depreciation and amortization	19,667	20,780	80,798	81,727
Impairment and other lease charges	3,189	5,002	4,470	12,778
Other expense (income), net (d)	(1,075)	161	(1,186)	(1,271)
Total costs and expenses	426,131	418,899	1,663,229	1,543,388
Income (loss) from operations	(9,998)	1,631	(10,859)	4,114
Interest expense	7,399	7,124	28,791	27,283
Loss on extinguishment of debt	—	—	8,538	—
Loss before income taxes	(17,397)	(5,493)	(48,188)	(23,169)
Provision (benefit) for income taxes	(997)	13,134	(5,159)	6,294
Net loss	$(16,400)	$(18,627)	$(43,029)	$(29,463)

Basic and diluted net loss per share (e)(f)	$(0.33)	$(0.37)	$(0.86)	$(0.58)
Basic and Diluted weighted average common shares outstanding	49,928	50,372	49,899	50,751

(a)The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and twelve months ended January 2, 2022 included thirteen and fifty-two weeks, respectively. The three and twelve months ended January 3, 2021 included fourteen and fifty-three weeks, respectively.
(b)General and administrative expenses include acquisition costs of $0.4 million and $0.3 million for the twelve months ended January 2, 2022 and January 3, 2021, respectively. General and administrative expenses include a reduction of expense of $0.1 million for the three months ended January 3, 2021.
(c)General and administrative expenses include stock-based compensation expense of $1.7 million for each of the three months ended January 2, 2022 and January 3, 2021 and $6.2 million and $5.2 million for the twelve months ended January 2, 2022 and January 3, 2021, respectively.
(d)Other expense (income), net, for the three months ended January 2, 2022 included a gain of $1.1 million from the sale of a litigation claim during the period, insurance recoveries from previous property damage at our restaurants of $0.2 million and a loss on disposal of assets of $0.3 million. Other expense (income), net, for the twelve months ended January 2, 2022, included a $1.1 million gain from the sale of a litigation claim during the period, a gain from insurance recoveries of $1.3 million related to property damage at two of the Company's restaurants and a loss on disposal of assets of $1.2 million. Other expense (income), net, for the three months ended January 3, 2021, included a net gain of $0.4 million related to insurance recoveries from previous property damage at our restaurants and a loss on disposal of assets of $0.5 million. Other expense (income), net, for the twelve months ended January 3, 2021, included a gain of $2.1 million related to insurance recoveries from property damage at four of our restaurants, a net gain on sale-leaseback transactions of $0.2 million, and loss on disposal of assets of $1.0 million.
(e)Basic net income (loss) per share was computed without attributing any loss to preferred stock and non-vested restricted shares as losses are not allocated to participating securities under the two-class method.
(f)Diluted net loss per share was computed including shares issuable for convertible preferred stock and non-vested restricted shares unless their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)
	Three Months Ended		Twelve Months Ended
	January 2, 2022	January 3, 2021	January 2, 2022	January 3, 2021
Revenue:
Burger King restaurant sales	$395,976	$398,318	$1,568,431	$1,459,016
Popeyes restaurant sales	20,157	22,212	83,939	88,486
Total revenue	$416,133	$420,530	$1,652,370	$1,547,502
Change in Comparable Burger King Restaurant Sales (a)	7.4%	(0.9)%	9.1%	(2.8)%
Change in Comparable Popeyes Restaurant Sales (a)	1.0%	(12.9)%	(1.9)%	(0.1)%

Average Weekly Sales per Burger King Restaurant (b)	$29,812	$27,963	$29,687	$27,166
Average Weekly Sales per Popeyes Restaurant (b)	$24,119	$24,421	$24,983	$25,839

Adjusted Restaurant-Level EBITDA (c)	$34,183	$51,876	$156,958	$181,562
Adjusted Restaurant-Level EBITDA margin (c)	8.2%	12.3%	9.5%	11.7%

Adjusted EBITDA (c)	$13,853	$31,769	$81,608	$107,855
Adjusted EBITDA margin (c)	3.3%	7.6%	4.9%	7.0%

Adjusted Net Loss (c)	$(7,457)	$(5)	$(21,278)	$(3,733)
Adjusted Diluted Net Loss per share (c)	$(0.15)	$—	$(0.43)	$(0.07)

Number of Burger King restaurants:
Restaurants at beginning of period	1,027	1,023	1,009	1,036
New restaurants (including offsets)	1	1	4	7
Restaurants acquired	—	—	19	—
Restaurants closed (including offsets)	(2)	(15)	(6)	(34)
Restaurants at end of period	1,026	1,009	1,026	1,009
Average Number of operating Burger King restaurants:	1,021.7	1,017.5	1,016.0	1,013.4

Number of Popeyes restaurants:
Restaurants at beginning and end of period	65	65	65	65
Average Number of operating Popeyes restaurants:	64.3	65.0	64.6	64.6

(a)Restaurants are generally included in comparable restaurant sales 12 months after their acquisition. Sales from newly developed restaurants are included in comparable restaurant sales after they have been open for 15 months. For the three and twelve months ended January 2, 2022, the calculation of changes in comparable restaurant sales is based on the comparable 13-week and 52-week period. For the three and twelve months ended January 3, 2021, the calculation of changes in comparable restaurant sales is based on the comparable 14-week and 53-week period. The 14th and 53rd week in 2020 contributed $28.4 million in restaurant sales, $6.3 million in Adjusted Restaurant-Level EBITDA and $5.3 million in Adjusted EBITDA.
(b)Average weekly sales per restaurant are derived by dividing restaurant sales for the 13-week and 52-week period ended January 2, 2022 and 14-week and 53-week period ended January 3, 2021 by the average number of restaurants operating during such period.
(c)EBITDA, Adjusted Restaurant-Level EBITDA, Adjusted Restaurant-Level EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Loss and Adjusted Diluted Net Loss per share are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of Net loss to EBITDA, Adjusted EBITDA, Adjusted Net Loss and to the Company's reconciliation of income (loss) from operations to Adjusted Restaurant-Level EBITDA for further detail. Both Adjusted EBITDA margin and Adjusted Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales. Adjusted Diluted Net Loss per share is calculated based on Adjusted Net Loss and reflects the dilutive impact of shares, where applicable.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(In thousands, except per share amounts)

	(unaudited)
	Three Months Ended (a)		Twelve Months Ended (a)
	January 2, 2022	January 3, 2021	January 2, 2022	January 3, 2021
Reconciliation of EBITDA and Adjusted EBITDA: (b)
Net loss	$(16,400)	$(18,627)	$(43,029)	$(29,463)
Provision (benefit) for income taxes	(997)	13,134	(5,159)	6,294
Interest expense	7,399	7,124	28,791	27,283
Depreciation and amortization	19,667	20,780	80,798	81,727
EBITDA	9,669	22,411	61,401	85,841
Impairment and other lease charges	3,189	5,002	4,470	12,778
Acquisition costs (c)	(2)	(100)	398	273
Abandoned development costs (d)	—	1,718	—	3,464
Pre-opening costs (e)	16	59	75	163
Litigation and other professional expenses (f)	363	839	1,678	1,384
Other expense (income), net (g)(h)	(1,075)	161	(1,186)	(1,271)
Stock-based compensation expense	1,693	1,679	6,234	5,223
Loss on extinguishment of debt	—	—	8,538	—
Adjusted EBITDA	$13,853	$31,769	$81,608	$107,855

Reconciliation of Adjusted Restaurant-Level EBITDA: (a)
Income (loss) from operations	$(9,998)	$1,631	$(10,859)	$4,114
Add:
General and administrative expenses	22,384	24,243	83,660	84,051
Pre-opening costs (e)	16	59	75	163
Depreciation and amortization	19,667	20,780	80,798	81,727
Impairment and other lease charges	3,189	5,002	4,470	12,778
Other expense (income), net (g)(h)	(1,075)	161	(1,186)	(1,271)
Adjusted Restaurant-Level EBITDA	$34,183	$51,876	$156,958	$181,562

Reconciliation of Adjusted Net Loss: (b)
Net loss	$(16,400)	$(18,627)	$(43,029)	$(29,463)
Add:
Impairment and other lease charges	3,189	5,002	4,470	12,778
Acquisition costs (c)	(2)	(100)	398	273
Abandoned development costs (d)	—	1,718	—	3,464
Pre-opening costs (e)	16	59	75	163
Litigation and other professional expenses (f)	363	839	1,678	1,384
Other expense (income), net (g)(h)	(1,075)	161	(1,186)	(1,271)
Loss on extinguishment of debt	—	—	8,538	—
Income tax effect on above adjustments (i)	(623)	(1,920)	(3,494)	(4,199)
Valuation allowance for deferred taxes (j)	7,075	12,863	11,272	13,138
Adjusted Net Loss	$(7,457)	$(5)	$(21,278)	$(3,733)
Adjusted diluted net loss per share (k)	$(0.15)	$—	$(0.43)	$(0.07)
Adjusted diluted weighted average common shares outstanding	49,928	50,372	49,899	50,751

(a)The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and twelve months ended January 2, 2022 included thirteen and fifty-two weeks, respectively. The three and twelve months ended January 3, 2021 included fourteen and fifty-three weeks, respectively.
(b)Within this press release, we make reference to EBITDA, Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Loss which are non-GAAP financial measures. EBITDA represents net loss before income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition costs, stock-based compensation expense, certain abandoned development costs, restaurant pre-opening costs, non-recurring litigation and other professional expenses, loss on extinguishment of debt and other income and expense. Adjusted Restaurant-Level EBITDA represents income (loss) from operations as adjusted to exclude general and administrative expenses, restaurant pre-opening costs, depreciation and amortization, impairment and other lease charges and other income and expense. Adjusted Net Loss represents net loss as adjusted, net of tax, to exclude impairment and other lease charges, acquisition costs, certain abandoned development costs, restaurant pre-opening costs, non-recurring litigation and other professional expenses, other income and expense, loss on extinguishment of debt and deferred tax valuation allowance changes.
Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Loss are presented because the Company believes that they provide a more meaningful comparison than EBITDA and net loss of its core business operating results, as well as with those of other similar companies. Additionally, Adjusted Restaurant-Level EBITDA is presented because it excludes restaurant pre-opening costs, other income and expense, and the impact of general and administrative expenses, which primarily represents salaries and expenses for corporate and administrative functions that support the development and operations of our restaurants as well as legal, auditing and other professional fees. Although these costs are not directly related to restaurant-level operations, these expenses are necessary for the profitability of our restaurants. Management believes that Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Loss, when viewed with the Company's results of operations in accordance with U.S. GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Adjusted Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Loss are not measures of financial performance or liquidity under U.S. GAAP and, accordingly, should not be considered as alternatives to net income (loss) from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net loss and EBITDA, Adjusted EBITDA and Adjusted Net Loss and between income (loss) from operations and Adjusted Restaurant-Level EBITDA.
(c)Acquisition costs for the twelve months ended January 2, 2022 mostly include integration, travel, legal and professional fees incurred in connection with restaurants acquired during the second quarter of 2021, which were included in general and administrative expenses. Acquisition costs for the three and twelve months ended January 3, 2021 mostly include legal and professional fees incurred in connection with the acquisition of 165 Burger King and 55 Popeyes restaurants from Cambridge Franchise Holdings, LLC in 2019 which were included in general and administrative expense.
(d)Abandoned development costs for the three and twelve months ended January 3, 2021 represents the write-off of capitalized costs due to revisions of the Company's development plans in 2020.
(e)Pre-opening costs for the three and twelve months ended January 2, 2022 and January 3, 2021 include training, labor and occupancy costs incurred during the construction of new restaurants.
(f)Litigation and other professional expenses for the three and twelve months ended January 2, 2022 and January 3, 2021 include executive recruiting and severance costs, costs pertaining to an ongoing lawsuit with one of the Company's former vendors and other non-recurring professional service expenses.
(g)Other expense (income), net, for the three months ended January 2, 2022 included a gain of $1.1 million from the sale of a litigation claim during the period, insurance recoveries from previous property damage at our restaurants of $0.2 million and a loss on disposal of assets of $0.3 million. Other expense (income), net, for the twelve months ended January 2, 2022, included a $1.1 million gain from the sale of a litigation claim during the period, a gain from insurance recoveries of $1.3 million related to property damage at two of the Company's restaurants and a loss on disposal of assets of $1.2 million.
(h)Other expense (income), net, for the three months ended January 3, 2021, included a net gain of $0.4 million related to insurance recoveries from previous property damage at our restaurants and a loss on disposal of assets of $0.5 million. Other expense (income), net, for the twelve months ended January 3, 2021, included a gain of $2.1 million related to insurance recoveries from property damage at four of our restaurants, a net gain on sale-leaseback transactions of $0.2 million, and loss on disposal of assets of $1.0 million.
(i)The income tax effect related to the adjustments to Adjusted Net Loss during the periods presented was calculated using an incremental income tax rate of 25.0% for the three and twelve months ended January 2, 2022 and January 3, 2021, respectively.
(j)Reflects the removal of the income tax provision recorded for the establishment of a valuation allowance on all our net deferred income tax assets during the three and twelve months ended January 2, 2022.
(k)Adjusted Diluted Net Loss per share is calculated based on Adjusted Net Loss and the dilutive weighted average common shares outstanding for the respective periods, where applicable.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(In thousands, except per share amounts)

	(unaudited)
	Three Months Ended (a)		Twelve Months Ended (a)
	January 2, 2022	January 3, 2021	January 2, 2022	January 3, 2021
Reconciliation of Free Cash Flow: (b)
Net cash provided by operating activities	$20,644	$23,168	$70,871	$103,945
Net cash provided by (used for) investing activities	(11,876)	(13,812)	(58,579)	(47,857)
Net cash paid for (proceeds received from) acquisitions, net of related sale-leasebacks	—	—	10,633	—
Total Free Cash Flow	$8,768	$9,356	$22,925	$56,088

	At 1/2/2022	At 1/3/2021
Long-term debt and finance lease liabilities (c)	$478,181	$494,158
Cash and cash equivalents	29,151	64,964
Net Debt (d)	449,030	429,194
Senior Secured Net Debt (e)	149,030	429,194
Total Net Debt Leverage Ratio (f)	5.02x	3.82x
Senior Secured Net Debt Leverage Ratio (g)	1.67x	3.82x

(a)The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and twelve months ended January 2, 2022 included thirteen and fifty-two weeks, respectively. The three and twelve months ended January 3, 2021 included fourteen and fifty-three weeks, respectively.
(b)Free Cash Flow is a non-GAAP financial measure and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Free Cash Flow is defined as cash provided by operating activities less cash used for investing activities, adjusted to add back net cash paid for acquisitions (excluding proceeds from acquisition-related sale-leaseback transactions completed in the third quarter of 2021). Management believes that Free Cash Flow, when viewed with the Company's results of operations in accordance with U.S. GAAP and the accompanying reconciliations in the table above, provides useful information about the Company's cash flow for liquidity purposes and to service the Company's debt. However, Free Cash Flow is not a measure of liquidity under U.S GAAP, and, accordingly should not be considered as an alternative to the Company's consolidated statements of cash flows and net cash provided by operating activities, net cash used for investing activities and net cash provided by financing activities as indicators of liquidity or cash flow. Free Cash Flow for the three months ended January 2, 2022 and January 3, 2021 is derived from the Company's consolidated statements of cash flows for the respective twelve month periods to be presented in the Company’s Condensed Consolidated Financial Statements in its Form 10-K for the period ended January 2, 2022 and the Company's consolidated statements of cash flows for the previously reported nine month periods ended October 3, 2021 and September 27, 2020 contained in the Company’s Form 10-Q for the period ended October 3, 2021.
(c)Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at January 2, 2022 included $171,875 of outstanding term B loans, $300,000 of 5.875% Senior Notes due 2029 and $6,306 of finance lease liabilities. Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at January 3, 2021 included $419,375 of Term Loan B, $73,875 of Term Loan B-1 borrowings under the Company's senior credit facilities and $908 of finance lease liabilities. As of February 23, 2022 the Company had $25 million in outstanding revolving borrowings.
(d)Net Debt represents total long-term debt and finance lease liabilities less cash and cash equivalents.
(e)Senior Secured Net Debt represents total net debt less the $300 million of unsecured 5.875% Senior Notes, due 2029.
(f)Total Net Debt Leverage Ratio represents the Company's Total Net Debt Leverage Ratio as calculated in accordance with its senior credit facility for each period presented.
(g)Senior Secured Net Debt Leverage Ratio represents the Company's Net Debt Leverage Ratio as calculated in accordance with its senior credit facility for each period presented.